Exhibit 99.12

CERTIFICATE OF COMPREHENSIVE INSURANCE

For Consolidation Loans made in accordance with The Federal Family Education Loan Program (“FFELP”) of the Higher Education Act of 1965, as amended and formerly known as the Guaranteed Student Loan programs.

Massachusetts Higher Education Assistance Corporation doing business as American Student Assistance (ASA®), herein referred to as the “Agency,” authorizes that all Consolidation Loans made in conformity with the requirements of the FFELP of the Higher Education Act of 1965, as amended (“Act”), by JPMORGAN CHASE BANK AS ELIGIBLE LENDER TRUSTEE FOR GOAL CAP FUND TRUST, 4 NEW YORK PLAZA, NEW YORK, NY 10004, LID 834226 herein referred to as the “Lender,” are fully insured against loss of principal and interest by the Agency, provided:

1.	The Lender has determined to its satisfaction, in accordance with reasonable and prudent business practices, that for each loan being consolidated —

(a)	the loan is a legal, valid, and binding obligation of the borrower;

(b)	such loan was made and serviced in compliance with applicable laws and regulations; and

(c)	the insurance on such loan is in full force and effect.

2.	The Consolidation Loan(s) are made on or after July 1, 1987, unless limited by the Act.

3.	The total unpaid principal amount of all Consolidation Loans made under this certificate is equal to or less than $500 Million Dollars.

4.	If the Lender, prior to expiration of this certificate (which occurs upon reaching of the dollar limit), no longer proposes to make Consolidation Loans, the Lender shall notify the Agency so that the certificate may be terminated. Such termination shall not affect the insurance on any Consolidation Loan made prior to such termination.

5.	The Lender’s loan consolidation program practices are subject to the Agency’s FFELP Lender Participation Limitation, Suspension or Termination procedures. The insurance on any loan(s) made under this certificate prior to the Agency’s imposition of a limitation, suspension or termination action shall not be affected by such action.

6.	The Lender complies with the Agency’s Federal Consolidation Loan policies and procedures. (As published in the Common Manual and/or provided by the guarantor).

7.	The Lender notifies the Agency of the alternative repayment terms which will be offered by the Lender.

Please note that the Agency reserves the right to change or modify the total amount of insurance granted to the Lender under this Certificate, provided the Agency so notifies the Lender promptly thereafter.

The Agency’s office at 100 Cambridge Street, Suite 1600, Boston, Massachusetts 02114 is designated as the office which will process claims and perform other related administrative functions.

/s/ Debra J. Chromy	10/12/2005
Debra J. Chromy	Date

2